SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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BJ’S RESTAURANTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY COPY

BJ’S RESTAURANTS, INC.

16162 Beach Boulevard

Suite 100

Huntington Beach, California 92647

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the shareholders of BJ’s Restaurants, Inc., a California corporation (the “Company”), to inform you that shareholders owning 10,291,821 shares of Common Stock, representing a majority of the outstanding voting power of the Company, have taken the following action by written consent:

To adopt an amendment to Article III, Section 2 of our Bylaws to increase the range of directors on our Board of Directors to a minimum of 7 directors and a maximum of 13 directors and set the exact number of directors at 10 directors (the “Proposal”).

The Board of Directors of the Company recommended that the shareholders vote to approve the Proposal in order that the Board would have the ability to appoint Gerald W. Deitchle to serve as the 10th director on the Board of Directors of the Company. The Board believes that Mr. Deitchle is a candidate with strong experience in the casual dining industry, and that he will assist the Company in implementing its continuing growth strategy. Upon the effective date of the amendment to the Bylaws, the Board intends to appoint Mr. Deitchle to the vacancy created by the increase in the number of directors, to serve until the next annual meeting of shareholders of the Company.

This Information Statement is being sent in lieu of a special meeting of shareholders. The Company has adopted the Proposal by the written consent of shareholders holding a majority of the voting power of the Company.

The Company’s Board of Directors unanimously approved and recommended, pursuant to a written consent dated September 27, 2004, that the Proposal be approved by the shareholders. The Company’s shareholders holding a majority of the voting power of the Company approved the Proposal pursuant to a written consent dated September 27, 2004. The Proposal will become effective on November 7, 2004, which is the date that is 20 calendar days following the date this Information Statement is expected to be first mailed to our shareholders. If the Proposal was not adopted by written consent, it would have been required that they be considered by the Company’s shareholders at a special or annual shareholders’ meeting convened for the specific purpose of approving the Proposal.

The elimination of the need for a special or annual meeting of shareholders to ratify or approve the Proposal is authorized by Section 602 of the California Corporations Code and Section 10 of the Company’s Bylaws, which provides that the written consent of shareholders holding the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted may be substituted for such a special or annual meeting. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Proposal as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of shareholders holding a majority of the voting power of the Company.

The holders of 10,291,821 outstanding shares of our Common Stock gave their written consent to the Proposal described in this Information Statement on September 27, 2004, which represents approval of the Proposal by a majority of the Company’s voting power. It is proposed that this Information Statement will be first sent to the shareholders on or about November 7, 2004. The record date established by the Company for the purposes of determining the shareholders entitled to vote and to whom this Information Statement is to be sent is September 29, 2004 (the “Record Date”). As of the Record Date we had 19,751,786 shares of Common Stock issued and outstanding and entitled to vote on the Proposal, with each share of Common Stock entitled to give consent.

The Company is distributing this Information Statement to its shareholders in full satisfaction of any notice requirements it may have under the California Corporations Code. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters’ rights under the California Corporations Code are afforded to the Company’s shareholders as a result of the adoption of the Proposal.

Proposal 1: Amendment to Article III, Section 2 of Our Bylaws

On September 27, 2004, our Board of Directors voted unanimously to authorize and recommend that our shareholders approve a proposal to amend Article III, Section 2 of the Company’s Bylaws to read as follows:

“Section 2. Number and Qualification of Directors. The number of directors of the corporation shall not be less than seven (7) nor more than thirteen (13). The exact number of directors shall be ten (10) until changed, within the limits specified above, by a resolution amending this Section 2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).”

On September 27, 2004, shareholders holding shares of capital stock representing a majority of the outstanding shares entitled to vote approved by written consent the amendment to Article III,

Section 2 of our Bylaws. Article III, Section 2 of our Bylaws requires the affirmative vote or written consent of holders of a majority of the outstanding shares entitled to vote to change the indefinite number of directors and Article IX, Section 1 of our Bylaws provides that the affirmative vote or written consent of a majority of the outstanding shares entitled to vote may amend our Bylaws.

Reason for the Amendment

Our board of directors believes that it is in the best interests of the Company to increase the range of the number of directors on the board of directors to a maximum of thirteen (13) directors and set the exact number of directors at ten (10) so that Gerald W. Deitchle may be elected to serve as the tenth (10th) director of the Company, while providing the Company flexibility to increase or decrease the number of directors in the future without an amendment to the Bylaws.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of voting stock is required for the approval of the amendment of our Bylaws to change the indefinite number of directors. We have obtained this approval through the written consent of shareholders holding a majority of the outstanding voting power of our outstanding capital stock. Therefore, a special meeting of the shareholders to approve the amendment to Article III, Section 2 of our Bylaws is unnecessary.

ABSENCE OF DISSENTERS’ RIGHTS

No dissenters’ or appraisal rights are available to the company’s shareholders under the California Corporations Code, the Company’s articles of incorporation or its bylaws in connection with the Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date by (a) each director and director-nominee of the Company, (b) each executive officer identified in the Summary Compensation Table, (c) all executive officers and directors of the Company as a group and (d) each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned(1)
Name and Address(2)	Number of Shares(3)		Percentage Of Class(3)
BJ Chicago LLC 2200 W. Valley Blvd. Alhambra, CA 91803	8,040,607	(4)	40.71%
The Jacmar Companies William H. Tilley, Chairman/CEO 2200 W. Valley Blvd. Alhambra, CA 91803	8,040,607	(4)	40.71%
Golden Resorts, Inc. Jerry G. Brassfield, Director 140 Victory Lane Los Gatos, CA 95030	6,209,285	(5)	31.44%
Next Century Growth Investors, LLC 5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416	1,443,432	(6)	7.31%
Arbor Capital Management, LLC One Financial Plaza 120 South Sixth Street, Suite 1000 Minneapolis, Minnesota 55402	915,400	(7)	4.63%
Paul A. Motenko	678,757	(8)	3.38%
Jeremiah J. Hennessy	658,057	(9)	3.28%
James A. Dal Pozzo	7,302,858	(10)	36.92%
Shann M. Brassfield	6,243,287	(11)	31.56%
Steven C. Leonard	31,000	(12)	*
John F. Grundhofer	52,000	(13)	*
J. Roger King	34,500	(14)	*
Louis M. Mucci	27,000	(15)	*
Larry D. Bouts	65,000	(16)	*
Peter A. Bassi	2,000	(17)	*
Michael A. Nahkunst	0	(18)	*
R. Dean Gerrie	85,000	(19)	*
Gregory S. Lynds	30,000	(20)	*
All directors and executive officers as a group (13 persons)	9,127,801		45.46%

*	Less than 1%

(1)	Except for the shares owned by BJ Chicago, LLC (which are shown in the table as owned by BJ Chicago, LLC and also attributed to the ownership of The Jacmar Companies, Golden Resorts, Inc., James A. Dal Pozzo and Shann M. Brassfield), the persons named in the table, to the Company’s knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder. BJ Chicago LLC is owned 41.67% by The Jacmar Companies and William H. Tilley and 54.94% by Golden Resorts and Jerry G. Brassfield with the remaining interests held by James A. Dal Pozzo and Shann M. Brassfield. The Jacmar Companies, William H. Tilley, James A. Dal Pozzo, Golden Resorts, Inc., Jerry G. Brassfield and Shann M. Brassfield share voting and investment power with respect to all shares of Common Stock owned by BJ Chicago, LLC.

(2)	The address of the officers and directors of the Company is at the Company’s principal executive offices at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647.

(3)	Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. Does not include shares issuable upon exercise of any options issued by the Company which are not exercisable within 60 days from the date hereof.

(4)	Consists of 6,081,658 shares held of record by BJ Chicago, LLC and 1,190,200 shares held of record by The Jacmar Companies, 742,118 shares held by William H. Tilley, 22,631 shares held by Tilley family members and affiliates and 4,000 held by Bethany Commercial Center Partnership. The Jacmar Companies are controlled by William H. Tilley whose address is the same as that of the Jacmar Companies. Golden Resorts, Inc. is controlled by Jerry G. Brassfield whose address is the same as that of Golden Resorts, Inc.

(5)	Consists of 6,081,658 shares held of record by BJ Chicago, 59,127 shares held by Jerry G. Brassfield and family and 68,500 held by Autofocus. Jerry G. Brassfield is a director and major shareholder of Autofocus.

(6)	Consists of 1,443,432 shares held of record by Next Century Growth Investors, LLC, a Delaware limited liability company that is controlled by Thomas L. Press and Donald M. Longlet.

(7)	Consists of 915,400 shares held of record by Arbor Capital Management, LLC, a Minnesota Limited Liability Company is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Rick D. Leggott is CEO.

(8)	Consists of 348,078 shares of Common Stock and options exercisable for up to 330,679 shares of Common Stock.

(9)	Consists of 327,378 shares of Common Stock and options exercisable for up to 330,679 shares of Common Stock.

(10)	Consists of 6,081,658 shares held of record by BJ Chicago, LLC, 1,190,200 shares held of record by The Jacmar Companies and 31,000 shares of Common Stock purchasable upon exercise of options. Mr. Dal Pozzo is an executive officer and director of The Jacmar Companies.

(11)	Consists of 6,081,658 shares held of record by BJ Chicago, LLC, 59,127 shares held by Jerry G. Brassfield and family, 68,500 shares held by Autofocus, 3,002 shares of Common Stock of which Mr. Shann Brassfield is the beneficial owner and 31,000 shares of Common Stock purchasable upon exercise of options. Mr. Brassfield is an executive officer and director of Golden Resorts, Inc.

(12)	Consists of options exercisable for up to 31,000 shares of Common Stock.

(13)	Consists of 25,000 shares of Common Stock of which Mr. Grundhofer is the beneficial owner and 27,000 shares of Common Stock purchasable upon exercise of options.

(14)	Consists of 5,000 shares of Common Stock of which Mr. King is the beneficial owner, 2,500 shares owned by his wife and 27,000 shares of Common Stock purchasable upon exercise of options.

(15)	Consists of options exercisable for up to 27,000 shares of Common Stock.

(16)	Consists of 65,000 shares of Common Stock of which Mr. Bouts is the beneficial owner.

(17)	Consists of 2,000 shares of Common Stock of which Mr. Bassi is the beneficial owner.

(18)	All vested options have been exercised.

(19)	Consists of options exercisable for up to 85,000 shares of Common Stock.

(20)	Consists of options exercisable for up to 30,000 shares of Common Stock.

DIRECTORS

Information Regarding Directors

On August 31, 2004, Steven C. Leonard resigned from the Board of Directors to pursue other interests, and not as a result of any disagreement with management. The Board of Directors appointed Peter Bassi to the vacancy on the Board effective on August 31, 2004. The Nominating Committee of the Board of Directors approved the nomination of Gerald W. Deitchle as an additional director on October 1, 2004, subject to the adoption of the amendment to the Bylaws increasing the range of directors as provided in this Information Statement. The following table sets forth certain information concerning the directors of the Company and the proposed director nominee:

NOMINEE	PRINCIPAL OCCUPATION	AGE
Paul A. Motenko	Chairman of the Board, Co-Chief Executive Officer, Vice President and Secretary of the Company	49
Jeremiah J. Hennessy	Director, Co-Chief Executive Officer and President of the Company	45
James A. Dal Pozzo	President of The Jacmar Companies	45
Shann M. Brassfield	President of Golden Resorts, Inc.	35
John F. Grundhofer	Chairman Emeritus, U.S. Bancorp	65
J. Roger King	Retired; Former Senior Vice President Human Resources at Pepsico, Inc.	63
Louis M. Mucci	Chief Financial Officer of the Company, effective March 15, 2004, Former Partner at PricewaterhouseCoopers LLC.	62
Larry D. Bouts	Retired; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	55
Peter A. Bassi	Chairman of YUM! Restaurants International	55
Gerald W. Deitchle	President of Fired Up, Inc.	53

PAUL A. MOTENKO has been Chairman of the Board, Co-Chief Executive Officer, Vice President and Secretary of the Company since January 2001. Previously, since its inception in 1991, he was the Chief Executive Officer, Co-Chairman of the Board, Vice President and Secretary of the Company. He is also Chairman of the Board and Secretary of Chicago Pizza Northwest, Inc., a Washington corporation and wholly owned subsidiary of the Company (“CPNI”). He is a certified public accountant and was a founding partner in the firm Motenko, Bachtelle & Hennessy from 1980 to 1991. In this capacity, Mr. Motenko provided accounting and consulting services to several restaurant companies, including BJ’s Chicago Pizzeria. From 1976 to 1980, Mr. Motenko was employed as an accountant and consultant for several accounting firms, including Kenneth Leventhal and Company and Peat, Marwick, Main. Mr. Motenko graduated with high honors from the University of Illinois in 1976 with a Bachelor of Science in accounting.

JEREMIAH J. HENNESSY has been Co-Chief Executive Officer, President, and a Director of the Company since January 2001. Previously, since its inception in 1991, he was the President, Chief Operating Officer and a Director of the Company. He is also Chief Executive Officer and a Director of CPNI. Mr. Hennessy is a certified public accountant and was a partner in the firm Motenko, Bachtelle &

Hennessy from 1988 to 1991. His public accounting practice involved extensive work for food service and restaurant clientele. He served as a controller for a large Southern California construction company and has extensive background in construction and development. Mr. Hennessy has also worked for various restaurant concepts, including Marie Callendar’s and Knott’s Berry Farm. Mr. Hennessy graduated Magna Cum Laude from National University in 1983 with a Bachelor of Science in accounting.

JAMES A. DAL POZZO has been a Director of the Company since January 26, 2001. Mr. Dal Pozzo has served as the President of the Jacmar Companies since 1993. He was the company’s Chief Financial Officer and Treasurer from 1987 to 1992. Mr. Dal Pozzo also is President of Pacific Ventures, Ltd., a company with restaurant operations in Guam. Mr. Dal Pozzo serves as a director of The Jacmar Companies, and Pacific Ventures, Ltd. He also serves as a trustee or board member for a number of private family foundations, trusts and advisory boards. Mr. Dal Pozzo is a graduate, magna cum laude, from the University of Southern California. Mr. Dal Pozzo is a Certified Public Accountant and was with Peat Marwick from 1981 – 1987, where he specialized in restaurant, distribution, retail and manufacturing industries. Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992.

SHANN M. BRASSFIELD has been a Director of the Company since January 26, 2001. Mr. Brassfield has been President of Golden Resorts, Inc., an investment and real estate company, since January 1997, where he currently manages all aspects of investing in real estate, securities and operating businesses. Previously, from 1991 through 1997, he was the Vice-President of Pacific Summit Development, Inc., an international real estate development company. Mr. Brassfield also has extensive experience in the restaurant and hospitality industry. Mr. Brassfield graduated from San Jose State University in 1991 with a Bachelor of Science in Business Administration Management.

JOHN (“JACK”) F. GRUNDHOFER has been a Director of the Company since April 11, 2002. Mr. Grundhofer is Chairman Emeritus of U.S. Bancorp, the 8th largest financial services holding company in the United States with assets in excess of $174 billion. Having served the company since 1990, Mr. Grundhofer retired at the end of 2002. Prior to his retirement, he was chairman of the new U.S. Bancorp, formed by the 2001 merger of Firstar Corporation and U.S. Bancorp. Previously Mr. Grundhofer was chairman, president and CEO of the former U.S. Bancorp. He joined then-FBS (a $10 billion bank) as chairman, president and CEO in 1990. His accomplishments as CEO focused on delivering a comprehensive range of financial solutions to customers and creating value for shareholders. The company’s growth strategy has included over 35 strategic acquisitions, including the acquisition of U.S. Bancorp in Portland, OR. Mr. Grundhofer is a director of The Donaldson Company, Inc., Minnesota Life Insurance Company and U.S. Bancorp. He is chairman of the board of the Danny Thompson Memorial Foundation, and serves on the board of the Horatio Alger Association and Eisenhower Medical Center in Rancho Mirage, California, and is also a trustee of Loyola Marymount University. He is also a member of the Board of Trustees at the University of South Dakota Foundation, Vermillion. Mr. Grundhofer also serves on the Palm Springs International Film Festival as a director. His most recent professional associations have included Financial Services Roundtable, International Monetary Conference, Federal Advisory Board and Federal Reserve Board. In 1997, he received the Horatio Alger Award. Mr. Grundhofer has been involved with hundreds of philanthropic and civic organizations throughout his career. Mr. Grundhofer earned a bachelor’s degree in economics from Loyola Marymount University, Los Angeles, and his MBA degree in finance from the University of Southern California, Los Angeles.

J. ROGER KING has been a Director of the Company since April 11, 2002. Mr. King spent 29 years in the Human Resources field for Pepsico, Inc. During that tenure he served as Vice President of Labor Relations at Frito-Lay, Vice President of Human Resources at Pizza Hut and finally he served for 13 years as Senior Vice President of Human Resources at Pepsico, Inc. Mr. King also serves on the Board of Trustees of Texas Christian University. In addition, he has served as Chairman of the Employee Relations Committee of The Business Roundtable and Vice Chairman of the Labor Policy Association in Washington, D.C.

LOUIS M. MUCCI has been a Director of the Company since May 2, 2002 and Chief Financial Officer of the Company since March 15, 2004. Mr. Mucci, a CPA and business consultant is a retired PricewaterhouseCoopers LLP Partner (formerly Coopers & Lybrand). Mr. Mucci was a Partner for 25 years and was the Retail Chairman for the West Region and a member of the National Retail Executive Committee. Mr. Mucci was the Engagement Partner serving Chicago Pizza & Brewery from 1994 to 2000. His other clients have included Outback Steakhouse, The Cheesecake Factory, California Pizza Kitchen, IHOP, Grill Concepts, Jerry’s Famous Deli’s, Wolfgang Puck, Baja Fresh, La Salsa, Gelson’s Markets, Mission Foods, Ralph’s, Certified Grocers, American and National Golf where he provided advice to their Audit Committees. Mr. Mucci’s extensive SEC experience includes guiding many of the above companies through their Initial Public Offerings. Mr. Mucci has chaired, for the past several years, the AICPA Annual Restaurant Conference held for Chief Financial Officers, Controllers and accountants. He has received several alumni awards from California State University at Los Angeles.

LARRY D. BOUTS currently serves as an investor and advisor to several early stage companies in various industry segments, including technology, energy, human resources, and consumer oriented businesses. Previously, Mr. Bouts acted as Chairman and CEO of Six Flags Theme Parks while a private company. Prior to that he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo in finance where he held various planning and finance positions, including CFO of two of the operating divisions. Mr. Bouts holds a Bachelor of Arts degree in Mathematics from Hiram College and an MBA degree in finance from The Wharton School at the University of Pennsylvania. He also served for 6 years as a junior officer in the US Navy.

PETER (“PETE”) A. BASSI is the Chairman of Yum! Restaurants International (also known as YRI). YRI is the International Division of Yum! Brands Restaurants, Inc, which is the exclusive franchiser of Taco Bell, Pizza Hut, KFC, Long John Silvers and A&W. Mr. Bassi has led YRI since June 1997. Prior to this assignment, he was in charge of YRI’s Asian business, and was based in Hong Kong. Yum! (Tricon) was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company. During his over 30 year career, he has worked in Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. His assignments have included largely a career track in Finance, in addition to assignments in Real Estate Development and General Management. Mr. Bassi received a B.S. in Mathematics and an M.B.A. from the University of Rhode Island.

GERALD (“JERRY”) W. DEITCHLE has over 27 years of executive and financial management experience with national restaurant and retail chain operations. Since April 2004, Mr. Deitchle has served as President of Fired Up, Inc., a privately held company that owns, operates and franchises Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants. At The Cheesecake Factory, Mr. Deitchle served as Chief Financial Officer and was also named corporate President in 2002. From 1984 to 1995, he was employed by the parent company of Long John Silver’s restaurants, with his last position as Executive Vice President responsible for finance, purchasing, franchising, strategic planning, legal affairs and information technology. Mr. Deitchle earned a BBA from Texas A&M University and an MBA from The University of Texas at San Antonio. He holds the CPA, CMA, CFM and CCP designations.

The terms of all directors will expire at the next annual meeting of shareholders or when their successors are elected and qualified. The Board of Directors may fill interim vacancies of directors. Each officer is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendments to be made to the Company’s Bylaws or the appointment of Mr. Gerald W. Deitchle to the Board of Directors which is not shared by all other shareholders.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities and Exchange Act of 1934 and in accordance with the requirements thereof, file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Copies of these reports, proxy statements and other information can be obtained at the SEC’s public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549. Additionally, filings may be viewed at the SEC’s website at http://www.sec.gov.

If you have any questions about the actions described in this Information Statement, you may contact Mr. Robert Curran at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647, telephone number (714) 848-3747.

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

BJ’S RESTAURANTS, INC.

/s/ Paul A. Motenko

By:	Paul A. Motenko
Its:	Chairman of the Board of Directors, Co-Chief Executive Officer, Vice President and Secretary

Huntington Beach, California

October 27, 2004